EDAC TECHNOLOGIES REPORTS RECORD RESULTS
FARMINGTON, Conn., March 7, 2006 — EDAC Technologies Corporation (OTC Bulletin Board: EDAC.OB), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the fourth quarter of 2005 and the fiscal year 2005.
For the fiscal year 2005, sales were $35,045,000 and net income was $3,299,000 or $0.69 per diluted share versus sales of $33,247,000 and net income of $2,862,000 or $0.62 per diluted share for the fiscal year 2004. Both years benefited from income tax credits and debt forgiveness ($1,092,000 in 2005 and $2,081,000 in 2004). Income from operations nearly doubled, increasing to $2,800,000 in 2005 from $1,416,000 in 2004.
Sales for the fourth quarter of 2005 were $9,442,000 and net income was $631,000 or $0.13 per diluted share, versus sales of $9,631,000 and net income of $2,012,000 or $0.43 per diluted share for the fourth quarter of 2004. The fourth quarter of 2004 benefited from an income tax credit of $1,567,000. Income from operations for the quarter increased from $605,000 in 2004 to $841,000 in 2005.
Commenting on the fiscal year 2005, Dominick A. Pagano, President and Chief Executive Officer, said, “We are very pleased with the continued strong results. Net income before income taxes and gains on debt forgiveness or restructuring as a percentage of sales for 2005, was the highest in the last 18 years. Our financial position also improved. Working capital at year end increased by $1,295,000 over 2004 and our debt to equity ratio improved from 1.96 to 1 in 2004 to 1.05 to 1 in 2005. Our backlog increased from $18,300,000 at the end of the fiscal 2004 to $26,600,000 at February 28, 2006.”
“We believe that 2006 will be another positive and exciting year.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the twelve months ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005
Sales	$9,441,833	$9,631,166	$35,045,033	$33,247,019
Cost of sales	7,829,528	8,275,184	29,075,091	29,199,047

Gross profit	1,612,305	1,355,982	5,969,942	4,047,972

Selling, general and and administrative expenses	771,740	751,317	3,170,002	2,632,084

Income from operations	840,565	604,665	2,799,940	1,415,888

Non-operating income (expense):
Gain on debt forgiveness	—	—	750,000	250,000
Other	9,914	—	26,299	—
Interest	(141,979)	(159,620)	(619,452)	(634,618)

Income before income taxes	708,500	445,045	2,956,787	1,031,270

Provision for (Benefit from) income taxes	77,959	(1,566,541)	(342,041)	(1,830,695)

Net income	$630,541	$2,011,586	$3,298,828	$2,861,965

Income per common share data:
Basic	$0.14	$0.45	$0.74	$0.64

Diluted	$0.13	$0.43	$0.69	$0.62

Weighted average shares outstanding:
Basic	4,504,270	4,444,203	4,487,080	4,444,438
Diluted	4,785,643	4,644,647	4,772,666	4,644,647

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	January 1,
	2005	2005
ASSETS
CURRENT ASSETS:
Cash	$2,468,964	$549,198
Accounts receivable (net of allowance for doubtful accounts of $184,000 as of December 31, 2005 and $234,000 as of January 1, 2005)	5,587,305	6,573,114
Inventories, net	4,296,839	4,454,937
Prepaid expenses and other current assets	81,210	57,290
Refundable income taxes	54,984	330,869
Deferred income taxes	769,864	733,583

Total current assets	13,259,166	12,698,991

PROPERTY, PLANT AND EQUIPMENT, at cost:
Land	632,821	632,821
Buildings and improvements	6,316,490	6,289,625
Machinery and equipment	20,879,703	18,954,913

	27,829,014	25,877,359
Less: accumulated depreciation	18,861,156	17,297,856

	8,967,858	8,579,503

DEFERRED INCOME TAXES	1,440,989	766,417

OTHER ASSETS	108,833	102,183

TOTAL ASSETS	$23,776,846	$22,147,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$—	$580,555
Current portion of long-term debt	1,404,053	1,030,282
Trade accounts payable	2,427,866	3,249,892
Employee compensation and amounts withheld	1,397,897	1,228,975
Accrued expenses	706,861	502,450
Customer advances	284,671	363,745

Total current liabilities	6,221,348	6,955,899

LONG-TERM DEBT, less current portion	7,791,530	8,564,927

OTHER LONG-TERM LIABILITIES	965,823	1,423,054

SHAREHOLDERS’ EQUITY:
Common stock, par value $.0025 per Share; 10,000,000 shares authorized; issued and outstanding— 4,504,270 on December 31, 2005 and 4,444,438 on January 1, 2005	11,261	11,111
Additional paid-in capital	9,452,525	9,377,508
Retained earnings (accumulated deficit)	1,016,784	(2,282,044)

	10,480,570	7,106,575
Less: accumulated other comprehensive loss	1,682,425	1,903,196
treasury stock, 0 shares on December 31, 2005 and 235 shares on January 1, 2005	—	165

Total shareholders’ equity	8,798,145	5,203,214

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$23,776,846	$22,147,094

     Contact:
          Glenn L. Purple
          Vice President-Finance
          860 677-2603
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